Exhibit 99.1

FOR IMMEDIATE RELEASE

ISLE OF CAPRI CASINOS, INC. ANNOUNCES THIRD QUARTER RESULTS

AND NEW CHIEF EXECUTIVE OFFICER

*Jim Perry Named CEO, Bernard Goldstein Remains Chairman

* Company Introduces First Phase of Strategic Positioning

SAINT LOUIS, Mo. (March 5, 2008) PR Newswire/First Call/—Isle of Capri Casinos, Inc. (NASDAQ: ISLE) today reported financial results for the third fiscal quarter ended January 27, 2008, and announced that Jim Perry, a seasoned gaming industry executive, will become the Company’s Chief Executive Officer on March 10, replacing Bernard Goldstein in that position.

	Three Months Ended		Nine Months Ended
	January 27, 2008	January 28, 2007	January 27, 2008	January 28, 2007

Net revenues	$269.7	$230.8	$827.0	$748.0
Income (loss) from continuing operations	(13.8)	(9.3)	(45.6)	(8.2)
EBITDA (1)	40.2	33.7	122.5	125.8
Net income (loss)	(13.8)	(8.9)	(45.6)	10.0
Income (loss) per share from continuing operations	(0.45)	(0.31)	(1.49)	(0.27)

A detailed discussion of third quarter operations appears later in this press release.

Bernard Goldstein, chairman of the board and chief executive officer, commented: “Since joining our board last July, Jim Perry has served as the chair of a joint strategic committee comprised of members of our Board and our management team. Our goal was to develop a plan to make our assets more competitive, more closely align our operating strategy with the needs of our customers and strengthen our balance sheet. I firmly believe that the strategic plan developed under his leadership will serve as a platform for the future growth of the company. As such, I am announcing my retirement from the position of chief executive officer and it is my pleasure to announce the appointment of Jim Perry to the position of Executive Vice Chairman and CEO, effective March 10, subject to regulatory approval.

“Along with President and Chief Operating Officer Virginia McDowell and the rest of the senior management team, our employees and investors are in the capable hands of a team that is known for financial discipline and operational excellence. It has been my pleasure to watch the company grow since our first casino opened in 1992. We have assembled a talented and respected team to ensure that the company continues to grow into the future. I look forward to working with them, and will continue to serve as Chairman of the Board as we implement our strategic plan,” Goldstein continued.

Over the past decade, Perry has served as the president, chief executive officer and as a member of the board of directors at both Trump Entertainment Resorts and Argosy Gaming Company. With nearly 30 years of experience leading major gaming operations and companies in regional and destination markets, he is recognized as one of the gaming industry’s most distinguished executives. During Perry’s tenure at Argosy, the company built one of the strongest balance sheets in gaming, was an industry leader in EBITDA margins, and was recognized by several leading publications for record earnings growth and financial stability.

“Bernie Goldstein and the Isle board of directors have offered me a wonderful opportunity to work with a very talented team, to continue to enhance the value of the company for our shareholders, improve the gaming experience for our customers, and build a strong company with opportunity for our employees.  I appreciate both their support and their confidence in me,” Perry said.

“The main components of the strategic plan are to focus on organic growth opportunities, and to consolidate our portfolio into two brands based on a variety of factors, including the size of the facility, amenities, and the size of the primary markets served,” Perry explained. “Our Isle brand will feature regional facilities with hotel rooms and convention facilities designed for both business and leisure travelers, with upgraded amenities, all of which will complement our casino product.  Based on a significant market research project conducted with our database customers, we will reintroduce Lady Luck as the brand for our smaller facilities that serve more local markets.”

Perry continued, “The strategic committee is continuing to work with the board of directors on the approval of the major projects associated with the re-branding, the timing of which will occur over the next few years.  The first Isle properties will include Biloxi, where planning is nearly complete on Phase One of the master plan, and Bettendorf, where the company is beginning the planning process for a land-based casino which will be located between the existing two hotel towers.  We expect that the expanded Bettendorf facility will be connected by a sky bridge to the new 50,000 square foot convention center being jointly developed by the City of Bettendorf and Isle of Capri, which the City expects to open later this year.  Caruthersville will become the first Lady Luck property by June 2008.”

Virginia McDowell, president and chief operating officer, added, “We have a tremendous opportunity to unlock shareholder value by further improving operating results. We have made progress over the course of fiscal 2008, most notably in Black Hawk, the Quad Cities and Boonville. Despite pressure on the economy, EBITDA and margins have continued to improve at several properties year over year.  In addition, we continue to re-engineer our business processes at both the corporate and property levels. A reorganization at the corporate office, during the third quarter, included a reduction in the workforce and the introduction of cost saving programs which we expect, when fully implemented, will result in expense reductions of over $3.0 million annually.  In addition, we are continuing to evaluate, consulting agreements and agreements with outside contractors for additional expense reduction opportunities.

“At the property level, we continue to identify margin improvement opportunities. In many cases, programs eliminated at the corporate level represent a direct savings to the operating units. We recognize, however, that companies cannot save their way to success and we continue to reallocate our resources in order to improve the overall guest experience, target more profitable customers and increase revenue. In line with our strategic objectives, we will build our brands around our customers, and create experiences for our guests based upon what is important to them.”

Third Quarter Operating Highlights

The Company reported a loss from continuing operations for the third quarter of fiscal 2008 of $13.8 million or $0.45 per diluted common share compared to a loss from continuing operations of $8.9 million or $0.31 per diluted common share for the third quarter of fiscal 2007.  Our results of operations for the three and nine month periods ended January 27, 2008 and January 28, 2007 reflect the consolidated operations of all of our subsidiaries.  The Vicksburg and Bossier City properties are reflected as discontinued operations for the periods prior to their sale in July 2006.

During the quarter ended January 27, 2008 net revenues increased by $38.8 million or 16.8% as compared to the third quarter of fiscal 2007.  Net revenues increased a combined $63.0 million in Pompano, Florida, Waterloo, Iowa, Caruthersville, Missouri and Coventry, England each of which has originated casino operations or been acquired subsequent to the third quarter of fiscal 2007.

EBITDA(1) for the third quarter of fiscal 2008 was $40.3 million compared to $33.7 million for the third quarter of fiscal 2007.  Property EBITDA(1) for the third quarter of fiscal 2008 increased 7.6% to $52.8 million compared to Property EBITDA of $48.7 million for the comparable quarter in fiscal 2007.   EBITDA at our new casino operations was $5.5 million including negative EBITDA of $1.7 million in Coventry.  In addition, our Lake Charles property benefited from a $2.2 million gain related to business interruption insurance proceeds in the third quarter of fiscal 2007.  Also impacting Property EBITDA comparisons in the third quarter was $2.5 million of combined pre-opening expenses in fiscal 2007 related to the Pompano, Waterloo and Coventry operations.

A discussion of overall results by state for the three months ended January 27, 2008 compared to the three months ended January 28, 2007 is set forth below:

Mississippi - Our three continuing casino operations contributed 17.1% of our net revenues for the three months ended January 27, 2008.  Net revenues and EBITDA at our Biloxi property decreased significantly from abnormally high prior year operating results due to increased competition in the market as competitors have re-opened after closures caused by Hurricane Katrina. Our Natchez property continues to experience decreases in both net revenues and EBITDA primarily resulting from the re-opening of competing casinos along the Gulf Coast and increased competition impacting certain of the properties outlying primary feeder markets.  The combined EBITDA margins at our Mississippi properties decreased from 24.5% in the third quarter of fiscal 2007 to 21.7% this quarter.

Louisiana — Our Lake Charles property contributed 14.1% of our net revenues for the three months ended January 27, 2008. Lake Charles experienced a decrease in net revenues due to increased competition in the market as competitors have fully re-opened following closures caused by Hurricane Rita and post hurricane normalization of population levels in the property’s feeder markets. Our EBITDA for the three months ended January 28, 2007 included $2.2 million in income from settlement of certain hurricane related claims.  Before consideration of the fiscal 2007 $2.2 million insurance settlement income, EBITDA increased at Lake Charles in the third quarter by $0.4 million and EBITDA margins improved from 18.6% to 22.4%.

Missouri - Our three casinos in Missouri contributed 15.9% of our net revenues and EBITDA for the three months ended January 27, 2008. Net revenues increased primarily due to the acquisition of the Caruthersville property on June 11, 2007. A decrease in net revenues at Kansas City is due to competition within the market and the opening of a new hotel by one of our competitors.  EBITDA margins at the Missouri properties were a combined 23.8% in the quarter compared to 23.5% in Kansas City and Boonville in the third quarter of 2007.

Iowa - Our four casinos in Iowa contributed 21.5% of our net revenues for the three months ended January 27, 2008. Net revenues and income from operations increased primarily due to the opening of the Waterloo property on June 30, 2007.  Waterloo contributed $18.4 million in net revenue and $3.4 million in EBITDA for the third quarter of fiscal 2008.  Our two Quad Cities properties had combined net revenues of $33.2 million, a decrease of $1.0 million from the third quarter of fiscal 2007.  EBITDA in the Quad Cities was $9.1 million and EBITDA margins were 27.4% compared to $7.9 million and 23.0%, respectively.

Colorado - Our two casinos in Black Hawk, Colorado contributed 12.4% of our net revenues for the three months ended January 27, 2008. Our Colorado properties experienced minor decreases in net revenues primarily due to a planned reduction in complimentary allowances.  Combined EBITDA increased at the Colorado properties to $10.5 million from $9.8 million and margins increased from 28.3% to 31.3% due to decreases in marketing expenses and overall cost control efforts.

Florida - The Pompano Park racetrack and casino contributed 15.3% of our net revenues for the three months ended January 27, 2008.  Net revenues and EBITDA reflect the opening of the slot gaming facility on April 14, 2007. EBITDA for the third quarter of 2007 includes $1.5 million in pre-opening EBITDA expenses.

International Operations - Net revenues increased primarily due to the opening of the Coventry, England property in July 2007. EBITDA for the three months ended January 28, 2007 includes $0.7 million in pre-opening costs.

Corporate and Development - Corporate and development expenses decreased to $11.8 million for the quarter ended January 27, 2008 from $14.6 million for the comparable period last year.  Included in fiscal 2007 corporate and development expenses were $4.9 million of development costs primarily associated with our development efforts in Pittsburgh and Singapore

Other significant factors impacting net income are as follows:

1.               Stock based compensation expense was $1.7 million in the third quarter of 2008 versus $1.5 million in 2007.

2.               Depreciation and amortization expense increased from $24.6 million to $34.9 million due to the Pompano, Waterloo, Caruthersville and Coventry assets being placed in service.

3.               Interest expense increased $5.3 million to $27.5 million due to higher average borrowings.

4.               The income tax benefit recorded in the third quarter increased to $7.4 million from $1.9 million during the third quarter of last year.

Capital Structure

As of January 27, 2008 we have $117.6 million of cash and cash equivalents and total debt of $1.57 billion.

Effective January 27, 2008, we completed the purchase of the 43% minority interest in our Colorado operations, previously owned by our partner, for $64.6 million.  On January 28, 2008, we refinanced approximately $187million of debt that previously existed at the Blackhawk entity through borrowings under our credit facility.  We have designated the subsidiaries that operate the Blackhawk operations as “restricted subsidiaries” under the provisions of our credit facility and our 7% subordinated notes.

Giving pro forma effect to the transactions described above (as permitted under our credit facility), as of quarter end, we have approximately $155 million of available borrowing capacity under our credit facility.  We currently have no capital projects underway, other than routine maintenance capital expenditures.  As we begin to implement our strategic plan we will time our capital outlays to match the flexibility of our capital structure

Conference Call

Isle of Capri Casinos, Inc. will host a conference call and simultaneous web cast today at 2 p.m. central time. The toll-free telephone number to access the call for the U.S. is 800-230-1766.   The international telephone number to access the call is 612-332-0226.  The conference call reference number is 913115.

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and  per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 27, 2008	January 28 2007	January 27, 2008,	January 28, 2007
Revenues:
Casino	$269,480	$233,158	$824,996	$760,015
Rooms	10,674	9,995	37,595	37,965
Pari-mutuel commissions and fees	4,986	5,057	13,400	13,850
Food, beverage and other	33,137	32,309	100,808	99,274
Gross revenues	318,277	280,519	976,799	911,104
Less promotional allowances	48,612	49,680	149,763	163,073
Net revenues	269,665	230,839	827,036	748,031
Operating expenses:
Casino	40,963	38,372	121,656	121,972
Gaming taxes	70,123	49,739	211,160	161,158
Rooms	2,507	2,173	8,852	7,053
Pari-mutuel commissions and fees	4,436	3,897	11,280	10,793
Food, beverage and other	10,614	6,928	33,643	23,520
Marine and facilities	16,852	14,233	50,123	44,979
Marketing and administrative	71,174	64,111	214,173	204,443
Corporate and development	11,846	14,572	35,839	42,407
Write-offs and other valuation charges	—	—	6,526	665
Pre-opening	—	2,499	6,457	3,137
Depreciation and amortization	34,871	24,608	100,698	72,898
Total operating expenses	263,386	221,132	800,407	693,025
Operating income	6,279	9,707	26,629	55,006
Interest expense	(27,548)	(22,241)	(82,538)	(65,691)
Interest income	872	1,814	3,106	5,846
Loss on early extinguishment of debt	—	—	(13,660)	—

Income (loss) from continuing operations before income taxes and minority interest
	(20,397)	(10,720)	(66,463)	(4,839)
Income tax (provision) benefit	7,443	1,940	25,732	(1,247)
Minority interest	(895)	(566)	(4,868)	(2,119)
Income (loss) from continuing operations	(13,849)	(9,346)	(45,599)	(8,205)
Income from discontinued operations, net of income taxes	—	416	—	18,189
Net income (loss)	$(13,849)	$(8,930)	$(45,599)	$9,984

Earnings (loss) per common share-basic and diluted:
Income (loss) from continuing operations	$(0.45)	$(0.31)	$(1.49)	$(0.27)
Income from discontinued operations, net of income taxes	—	0.02	—	0.60
Net income (loss)	$(0.45)	$(0.29)	$(1.49)	$0.33

Weighted average basic and diluted shares	30,836,139	30,371,020	30,651,056	30,378,925

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

ASSETS	January 27, 2008	April 29, 2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$117,573	$188,114
Marketable securities	20,760	17,169
Accounts receivable, net	22,469	22,527
Insurance receivable, net	10,237	56,040
Income tax receivable	25,773	—
Deferred income taxes	9,735	12,421
Prepaid expenses and other assets	31,788	24,067
Total current assets	238,335	320,338
Property and equipment, net	1,432,888	1,338,570
Other assets:
Goodwill	307,311	297,268
Other intangible assets, net	89,651	74,154
Deferred financing costs, net	15,133	13,644
Restricted cash	6,390	4,637
Prepaid deposits and other	24,021	27,080
Total assets	$2,113,729	$2,075,691
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,098	$7,594
Accounts payable	25,665	60,460
Accrued liabilities:
Interest	19,223	10,166
Payroll and related	48,162	48,402
Property and other taxes	24,668	23,380
Income taxes	—	16,011
Other	53,191	69,728
Total current liabilities	181,007	235,741
Long-term debt, less current maturities	1,560,016	1,410,385
Deferred income taxes	25,307	41,451
Other accrued liabilities	65,241	30,817
Other long-term liabilities	47,813	47,639
Minority interest	—	27,836
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; shares issued:
35,211,496 at January 27, 2008 and 34,682,534 at April 29, 2007	352	347
Class B common stock, $.01 par value; 3,000,000 shares authorized; none issued	—	—
Additional paid-in capital	186,502	175,132
Retained earnings	109,528	155,127
Accumulated other comprehensive income	(9,008)	3,358
	287,374	333,964
Treasury stock, 4,732,073 shares at January 27, 2008 and 4,323,555 shares at April 29, 2007	(53,029)	(52,142)
Total stockholders’ equity	234,345	281,822
Total liabilities and stockholders’ equity	$2,113,729	$2,075,691

Isle of Capri Casinos, Inc.

Supplemental Data - Net Revenues

(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	January 27,	January 28,	January 27,	January 28,
	2008	2007	2008	2007

Mississippi
Biloxi	$20,072	$28,504	$67,844	$118,970
Natchez	8,699	9,428	27,119	30,224
Lula	17,458	19,662	55,523	60,945
Mississippi Total	46,229	57,594	150,486	210,139

Louisiana
Lakes Charles	38,075	43,517	118,578	128,136

Missouri
Kansas City	17,458	19,925	55,934	60,515
Boonville	18,325	18,987	59,394	59,457
Caruthersville (2)	7,129	—	18,968	—
Missouri Total	42,912	38,912	134,296	119,972

Iowa
Bettendorf	21,061	20,172	67,641	65,599
Davenport	12,158	14,081	38,835	46,319
Marquette	6,695	8,585	25,067	28,964
Waterloo (2)	18,040	—	45,109	—
Iowa Total	57,954	42,838	176,652	140,882

Colorado
Black Hawk/Colorado Central Station	33,523	34,787	112,052	113,904

Florida
Pompano (2)	41,274	6,604	111,867	16,860

International
Blue Chip	2,254	2,419	6,809	6,310
Coventry (2)	3,182	—	5,158	—
Our Lucaya	4,081	4,058	10,790	11,579
International Total	9,517	6,477	22,757	17,889

Corporate, Development and Other	181	110	348	249

	$269,665	$230,839	$827,036	$748,031

Isle of Capri Casinos, Inc.

Supplemental Data EBITDA(1)

(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	January 27,	January 28,	January 27,	January 28,
	2008	2007	2008	2007

Mississippi
Biloxi	$2,683	$5,559	$11,942	$39,994
Natchez	2,724	2,966	8,295	8,877
Lula	4,666	5,634	14,956	15,318
Mississippi Total	10,073	14,159	35,193	64,189

Louisiana
Lakes Charles	8,551	10,325	26,773	27,720

Missouri
Kansas City	2,660	3,564	8,672	9,246
Boonville	5,869	5,605	18,666	16,580
Caruthersville (2)	1,715	—	4,642	—
Missouri Total	10,244	9,169	31,980	25,826

Iowa
Bettendorf	5,895	5,296	20,648	17,875
Davenport	3,215	2,573	9,418	10,926
Marquette	869	1,683	5,693	6,106
Waterloo (2)	3,361	(355)	6,842	(451)
Iowa Total	13,340	9,197	42,601	34,456

Colorado
Black Hawk/Colorado Central Station	10,506	9,849	38,416	30,888

Florida
Pompano (2)	2,262	(2,995)	4,499	(6,593)

International
Blue Chip	(257)	93	(667)	(1,375)
Coventry (2)	(1,739)	(674)	(9,994)	(906)
Our Lucaya	(169)	(349)	(1,125)	(4,147)
International Total	(2,165)	(930)	(11,786)	(6,428)

Total Property EBITDA	52,811	48,774	167,676	170,058

Corporate, Development and Other	(11,661)	(14,459)	(40,349)	(42,154)

Minority Interest	(895)	(566)	(4,868)	(2,119)

Total EBIDTA	$40,255	$33,749	$122,459	$125,785

Isle of Capri Casinos, Inc.

Supplemental Data - Detail of Certain Charges Affecting EBITDA(1)

(unaudited, in thousands)

Three
Months Ended
January 28, 2007

Pre-opening
Expenses

Waterloo	$342
Pompano	1,500
Coventry	657

$2,499

	Nine Months Ended January 27, 2008			Nine Months Ended January 28, 2007
		Write-offs and			Write-offs and
	Pre-opening	Valuation		Pre-opening	Valuation
	Expenses	Charges	Total	Expenses	Charges	Total
Kansas City	$—	$1,136	$1,136	$—	$—	$—
Davenport	—	532	532	—	—	—
Waterloo	3,347	—	3,347	423	—	423
Pompano	307	—	307	1,870	—	1,870
Coventry	2,803	—	2,803	844	—	844
Blue Chip	—	—	—	—	665	665
Total Properties	6,457	1,668	8,125	3,137	665	3,802
Corporate, Development and
Other	—	4,858	4,858	—	—	—
	$6,457	$6,526	$12,983	$3,137	$665	$3,802

Isle of Capri Casinos, Inc.

Supplemental Data - Reconcilation of Operating Income to EBITDA(1)

(unaudited, in thousands)

	Three Months Ended January 27, 2008			Three Months Ended January 28, 2007
		Depreciation			Depreciation
	Operating	and		Operating	and
	Income	Amortization	EBITDA (1)	Income	Amortization	EBITDA (1)
Mississippi
Biloxi	$(1,960)	$4,643	$2,683	$815	$4,744	$5,559
Natchez	1,819	905	2,724	2,002	964	2,966
Lula	1,947	2,719	4,666	3,017	2,617	5,634
Mississippi Total	1,806	8,267	10,073	5,834	8,325	14,159

Louisiana
Lakes Charles	4,757	3,794	8,551	6,291	4,034	10,325

Missouri
Kansas City	1,076	1,584	2,660	2,121	1,443	3,564
Boonville	4,557	1,312	5,869	4,362	1,243	5,605
Caruthersville (2)	95	1,620	1,715	—	—	—
Missouri Total	5,728	4,516	10,244	6,483	2,686	9,169

Iowa
Bettendorf	3,570	2,325	5,895	3,319	1,977	5,296
Davenport	1,944	1,271	3,215	994	1,579	2,573
Marquette	153	716	869	981	702	1,683
Waterloo (2)	749	2,612	3,361	(355)	—	(355)
Iowa Total	6,416	6,924	13,340	4,939	4,258	9,197

Colorado
Black Hawk/Colorado Central Station	6,509	3,997	10,506	5,873	3,976	9,849

Florida
Pompano (2)	(1,730)	3,992	2,262	(3,050)	55	(2,995)

International
Blue Chip	(405)	148	(257)	(73)	166	93
Coventry (2)	(3,589)	1,850	(1,739)	(1,164)	490	(674)
Our Lucaya	(173)	4	(169)	(428)	79	(349)
International Total	(4,167)	2,002	(2,165)	(1,665)	735	(930)

Total Properties	19,319	33,492	52,811	24,705	24,069	48,774

Corporate, Development and Other (3)	(13,040)	1,379	(11,661)	(14,998)	539	(14,459)
Corporate write-offs (4)	—	—	—	—	—	—
Minority Interest	—	—	(895)	—	—	(566)
	$6,279	$34,871	$40,255	$9,707	$24,608	$33,749

Isle of Capri Casinos, Inc.

Supplemental Data - Reconcilation of Income (Loss) from Continuing Operations to EBITDA(1)

(unaudited, in thousands)

	Nine Months Ended January 27, 2008			Nine Months Ended January 28, 2007
		Depreciation			Depreciation
	Operating	and		Operating	and
	Income	Amortization	EBITDA (1)	Income	Amortization	EBITDA (1)
Mississippi
Biloxi	$(2,177)	$14,119	$11,942	$26,929	$13,065	$39,994
Natchez	5,495	2,800	8,295	6,009	2,868	8,877
Lula	6,123	8,833	14,956	7,669	7,649	15,318
Mississippi Total	9,441	25,752	35,193	40,607	23,582	64,189

Louisiana
Lakes Charles	15,283	11,490	26,773	15,732	11,988	27,720

Missouri
Kansas City	4,320	4,352	8,672	4,142	5,104	9,246
Boonville	14,853	3,813	18,666	12,712	3,868	16,580
Caruthersville (2)	2,051	2,591	4,642	—	—	—
Missouri Total	21,224	10,756	31,980	16,854	8,972	25,826

Iowa
Bettendorf	13,454	7,194	20,648	12,225	5,650	17,875
Davenport	5,506	3,912	9,418	6,305	4,621	10,926
Marquette	3,411	2,282	5,693	3,751	2,355	6,106
Waterloo (2)	524	6,318	6,842	(451)	—	(451)
Iowa Total	22,895	19,706	42,601	21,830	12,626	34,456

Colorado
Black Hawk/Colorado Central Station	26,451	11,965	38,416	18,967	11,921	30,888

Florida
Pompano (2)	(7,345)	11,844	4,499	(6,761)	168	(6,593)

International
Blue Chip	(1,067)	400	(667)	(1,769)	394	(1,375)
Coventry (2)	(14,594)	4,600	(9,994)	(2,334)	1,428	(906)
Our Lucaya	(1,131)	6	(1,125)	(4,385)	238	(4,147)
International Total	(16,792)	5,006	(11,786)	(8,488)	2,060	(6,428)

Total Properties	71,157	96,519	167,676	98,741	71,317	170,058

Corporate, Development and Other (3)	(39,670)	4,179	(35,491)	(43,735)	1,581	(42,154)
Corporate write-offs (4)	(4,858)	—	(4,858)	—	—	—
Minority Interest	—	—	(4,868)	—	—	(2,119)
	$26,629	$100,698	$122,459	$55,006	$72,898	$125,785

(1)           “EBITDA” is “earnings before interest and other non-operating income (expense), income taxes, and depreciation and amortization.  “Property EBITDA” is “EBITDA” before Corporate and development expenses.  “EBITDA” is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, 2) used as a component of calculating required leverage and minimum interest coverage ratios under our Senior Credit Facility and 3) a principal basis of valuing gaming companies.

Management uses “EBITDA” and “Property EBITDA” as the primary measure of the Company’s operating properties’ performance, and are important components in evaluating the performance of management and other operating personnel in the determination of certain components of employee compensation.  EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP).  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  Reconciliations of operating income to EBITDA are included in the financial schedules accompanying this release.  A reconciliation of EBITDA to net income and of operating income to Property EBITDA are included in the financial schedules accompanying this release.

	Three Months Ended		Nine Months Ended
	January 27,	January 28,	January 27,	January 28,
	2008	2007	2008	2007

EBITDA	$40,255	$33,749	$122,459	$125,785
(Add)/deduct:
Depreciation and amortization	34,871	24,608	100,698	72,898
Interest expense, net	26,676	20,427	79,432	59,845
Loss on early extinguishment of debt	—	—	13,660	—
Income tax provision (benefit)	(7,443)	(1,940)	(25,732)	1,247
Income from discontinued operations, net of income taxes	—	(416)	—	(18,189)
Net income (loss)	$(13,849)	$(8,930)	$(45,599)	$9,984

(2)           Reflects results since opening or acquisition date as follows:

Property	Date

Pompano	April 2007
Caruthersville	June 2007
Waterloo	June 2007
Coventry	July 2007

(3)           Total consolidated stock compensation expense including corporate and properties for the three months ended January 27, 2008 and January 28, 2007 was $1.7 million and $1.5 million, respectively, of which, $1.4 million and $1.0 million were included in corporate and development expense, respectively. Total consolidated stock compensation expense including corporate and properties for the nine months ended January 27, 2008 and January 28, 2007 was $5.4 million and $5.6 million, respectively, of which, $4.6 million and $4.4 million were included in corporate and development expense, respectively.

(4)           Corporate write offs of $4.9 million primarily reflect the termination of plans to develop a new casino project in west Harrison County, Mississippi.

# # #

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 18 casino properties. The Company owns and operates casinos in Biloxi, Lula and Natchez, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville, Kansas City, Missouri, two casinos in Black Hawk, Colo., and a casino and harness track in Pompano Beach, Florida. Isle of Capri Casinos’ international gaming interests include a casino that it operates in Freeport, Grand Bahama, a casino in Coventry, England, and a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,

                    Dale Black, Chief Financial Officer-314.813.9327

                    Allan B. Solomon, Executive Vice President-561.995.6660

                    Jill Haynes, Senior Director of Corporate Communication-314.813.9368

NOTE:  Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available at http://www.prnewswire.com.  Isle of Capri Casinos, Inc.’s home page is http://www.islecorp.com.